EXHIBIT 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

September 27, 2017

Board of Directors

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21152-6000

Ladies and Gentlemen:

We are acting as counsel to McCormick & Company, Incorporated, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of deferred compensation obligations of the Company in the principal amount of $30,000,000 (the “Deferred Compensation Obligations”) and up to 106,749 shares of common stock, no par value per share (the “Common Stock”), of the Company (the “Shares”), issuable pursuant to the Company’s Non-Qualified Retirement Savings Plan (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

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In addition, based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Registration Statement, and (ii) deferral of the compensation giving rise to the Deferred Compensation Obligations in accordance with the terms of the Plan, the Deferred Compensation Obligations will constitute binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of Deferred Compensation Obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Deferred Compensation Obligations are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP